                                                                     EXHIBIT 12b

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                  PLUS PREFERRED SECURITY DIVIDEND REQUIREMENTS

                                                     For the Year Ended December 31,
                                                 ---------------------------------------
                                                  2003    2002    2001    2000     1999
                                                 -----   -----   -----   ------   ------
Earnings as Defined in Regulation S-K (A):

Pre-Tax Income from Continuing Operations        $ 376   $ 320   $ 324   $  994   $1,163
Fixed Charges                                      397     415     469      462      457
Preferred Securities Pre Tax                        (7)     (7)     (8)     (15)     (15)
                                                 -----   -----   -----   ------   ------
Earnings                                         $ 766   $ 728   $ 785   $1,441   $1,605
                                                 =====   =====   =====   ======   ======

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                 $ 390   $ 406   $ 458   $  444   $  440
Interest Factor in Rentals                          --       2       3        3        2
Preferred Securities Dividends                       4       4       5        9        9
Adjustment to state Preferred Securities
   Dividends on a pre-income tax basis               3       3       3        6        6
                                                 -----   -----   -----   ------   ------
Total Fixed Charges                              $ 397   $ 415   $ 469   $  462   $  457
                                                 =====   =====   =====   ======   ======

Ratio of Earnings to Fixed Charges                1.93    1.75    1.67     3.12     3.51
                                                 =====   =====   =====   ======   ======

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.